[PEBO] Peoples Bancorp 3rd Quarter 2015 Earnings Webcast
Thursday, October 29, 2015 11:00 AM ET

Officers
Chuck Sulerzyski; President, Director and CEO; Peoples Bancorp, Inc.
Ed Sloane; EVP, CFO and Treasurer; Peoples Bancorp, Inc.

Analysts
Scott Siefers; Sandler O'Neill
Kevin Fitzsimmons; Hovde Group
Daniel Cardenas; Raymond James & Associates
Scott Beury; Boenning & Scattergood
Michael Perito; Keefe, Bruyette & Woods
Unidentified Participant

Presentation

Operator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover discussion of results of operations for the quarter ended September 30 of 2015.

Please be advised, all lines have been placed on a mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. (Operator instructions)

This call is also being recorded. If you object to the recording, please disconnect your line.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact, and timing of strategic initiatives, the successful completion and integration of acquisitions, the competitive nature of the financial service industry, the interest rate environment, the effect of federal and/or state banking, insurance and tax regulations, and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bonds of their knowledge or Peoples' business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.

Peoples' third-quarter 2015 earnings release was issued this morning and is available at peoplesbancorp.com. This call will include about 20 to 30 minutes of prepared commentary followed by a question and answer period, which I will facilitate.

An archived webcast of this call will be available on peoplesbancorp.com. Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Denise. Good morning, and thanks for joining us for a review of our third-quarter results. It has been a quarter of mixed results. We achieved some of our objectives for the quarter, including effectively managing expenses and producing significant loan growth.

However, there are a couple of areas that were disappointments for the quarter. These include an increase in provision for loan losses and the lack of growth in fee-based revenue. We exceeded our expense goal of $26.5 million by $600,000 for the quarter. This contributed to generating positive operating leverage for the quarter.

The non-core charges for the quarter were $192,000, which put our core operating expenses at $25.9 million. Our adjusted efficiency ratio was 65.3%. We conservatively estimate that core operating expenses for the fourth quarter will be in line with the previous guidance of approximately $26.5 million.

Loan growth was almost $40 million or 8% annualized during the quarter. We expect to hit the low end of our targeted range of 7% to 9% organic loan growth for the year.

Commercial loans were up $18.1 million, while non-mortgage consumer loans increase $12.9 million, and mortgage consumer loans increased $7.1 million.

Indirect lending continues to be a high-growth segment of our loan portfolio. During the quarter, these loans increased $13.8 million, or 39% annualized. We have experienced slight runoff of the acquired NB&T loans during the quarter due partially to criticized loans paying off.

The key driver of maintaining loan growth will be the strength of our commercial loan pipeline, which is currently at $280 million. In addition, we have scheduled funding of $60 million in commercial loans during the fourth quarter, which are expected to be partially offset by payoffs of $30 million. We anticipate continued growth in our consumer loan balances, which will be driven largely by indirect lending.

This is the first quarter in four years that we have recorded a significant provision for loan losses. The amount recorded was due largely to an increase in the specific reserve for a single C&I loan relationship for which we are pursuing an exit strategy.

Other factors that contributed to the higher provision were loan growth and an increase in criticized loans. While we had four large commercial loans downgraded during the quarter, we do not expect the loss potential on those loans to be material.

Our asset quality metrics remain relatively strong. However, they did trend negatively during the quarter. Third quarter net charge-offs as a percentage of loans were 15 basis points annualized and 9 basis points for the year-to-date period. Both well below our historic averages of 30 to 40 basis points.

Nonperforming assets increased slightly during the quarter. Growth in our fee-based businesses this year continues to be a challenge. Insurance is experiencing a soft market, and therefore, we expect growth to remain somewhat muted. However, during the quarter, we purchased an insurance agency in Lebanon, Ohio, which is expected to add approximately $425,000 to revenue annually. We have seen growth in both our SBA loan sales and our commercial banking swap program during the quarter.

Given the expense forecast coupled with the outlook on fee-based revenue, we expect an efficiency ratio of approximately 65% for the fourth quarter. We will continue to seek efficiencies and work toward managing staff levels through attrition.

Regarding our third-quarter results, net income was $4.1 million, or $0.22 per share. Adjusted for non-core charges and the provision for loan losses recognized during the quarter, net income was $8.2 million, or $0.44 per share, and 1% return on average assets.

In comparison, net income for the second quarter of 2015 when adjusted for non-core charges and provision was $6.3 million. We consider quarterly earnings below $8 million to be disappointing.

As previously mentioned, we effectively managed expenses during the third quarter, and expect fourth-quarter expenses to be comparable to the third quarter. We also expect loan growth in the third quarter will be sustained throughout the fourth.

On the revenue side, challenges remain as it relates to growing fee-based income and maintaining our net interest income given the interest rate environment. Loan growth will be the biggest driver of revenue growth in the fourth quarter and moving into 2016.

Provision for loan loss is expected to normalize after the problem C&I loan relationship is resolved. We anticipate this occurring in the fourth quarter.

I will now turn the call to Ed to provide more color around the margin, balance sheet activities, and to summarize our outlook for the fourth quarter.

Ed Sloane: Thanks, Chuck. During the quarter, we saw a nice lift in net interest margin to 3.55%, which was an increase of 9 basis points compared to the linked quarter. The core margin, which excludes net accretion income was 3.37% compared to 3.31% last quarter, an expansion of 6 basis points. This improvement in margin during the quarter was the result of our strategies of putting $50 million to work in the investment portfolio and paying off the $12 million term loan.

The margin also benefited from the recognition of pre-payment penalties we received on investments loans. Prepayment penalties were $302,000, and equated to 4 points in margin. The $50 million investment purchases were primarily agency CMOs with an average life of five to seven years and an effective duration of approximately four.

The investment portfolio increased to 27% of assets at September 30th, compared to 26% at June 30th. Our plan is to continue to carry the $50 million in the portfolio until such funds are needed to support loan growth. We anticipate the investment portfolio to be between 25% and 27% through the remainder of 2015 and in 2016.

We will continue to seek opportunities to execute a mix shift on the asset side of our balance sheet to reduce the relative size of the investment portfolio and partially fund our expected loan growth.

With the expected continuation of loan growth, we anticipate core margins staying in the mid-330s during the fourth quarter into 2016. Accretion income is expected to be in the 12 to 15 basis point range during the quarter, and is anticipated to be less in 2016 as the size of the acquired portfolios continue to pay down. Therefore, we expect net interest margin to be between 3.45% and 3.50% in 2016.

On the liability side of the balance sheet, we experienced a decline in deposit balances. The decline in interest-bearing deposits was largely the result of one of our public funds customers moving $22 million to an investment adviser. Growth in our non-interest-bearing deposits partially offset the decline in interest-bearing balances.

We continue to grow our net DDA accounts at an exceptional pace. For the first three quarters of the year, our annualized growth has been 3.2%. Our non-interest-bearing deposits grew to 28% of total deposits during the quarter, compared to 26% at year end 2014.

Regarding acquisitions, we continue to focus our attention primarily on trust and insurance opportunities with an expectation of returning our fee-based revenue to between 35% and 40% of total revenue. We continue to explore small bank acquisition opportunities, and given our current stock price, we are somewhat limited in our ability to pursue larger bank deals.

We're confident about restoring earnings and our stock price to appropriate levels in 2016, which may enable us to do larger bank acquisitions.

Given the pause in acquisitions, we continued to look for ways to effectively manage our capital. We expect to leverage our existing strong capital base through loan growth. In addition, we expect to continue to maintain a dividend payout ratio of 30% to 40%.

Both Chuck and I have referenced that the outlook for the fourth quarter is encouraging. To recap our guidance for the fourth quarter, we expect to hit the low end of our 7% to 9% loan growth goal for the year. Net interest margin is expected to stabilize around 3.50% for the fourth quarter. Purchase accounting adjustments and [related] accretion income may cause variation in the margin quarter to quarter.

The efficiency ratio is expected to be approximately 65% with our quarterly core expense run rate at or below $26.5 million. Our effective tax rate is estimated to range between 29% and 30% for the year.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, Ed. This year has been a bit of a roller coaster. The first-half results were below expectations. We saw meaningful improvement in the third quarter. The improvement was overshadowed by the provision for loan losses that were recorded. We are optimistic that the results will continue to improve in the fourth quarter.

Despite the challenging environment of low interest rates, regulation, and changing consumer behavior, we are confident in our ability to continue to manage expenses and grow loans. Our team is dedicated to continuing to make Peoples the best community bank in America, and we believe we have positioned ourselves well for 2016.

Some specific thoughts on 2016. Expect point to point loan growth of 6% to 8%. Our net charge-off rate is forecasted to range from 15 to 25 basis points. Net interest margin is targeted to range from 3.45% to 3.5%.

Normalizing 2015 for a full-year impact of NB&T, fee-based revenue growth is expected to be between 3% and 5%. Normalizing 2015, and adjusting for acquisition-related charges, we expect expense growth below 1% in 2016. This will result in positive operating leverage for 2016. Our target efficiency ratio for 2016 is 65%. We anticipate doing acquisitions in fee-based businesses with the potential of a small bank deal.

Our dividend payout ratio is forecasted to be between 30% and 40%. We remain committed to profitable growth of the Company and building long-term shareholder value. Our focus on extraordinary service to our customers and communities, coupled with the disciplined execution of our strategies will allow us to succeed and continue to build something special here at Peoples.

The concludes our commentary. We are opening the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Ed Sloane, Chief Financial Officer.

Before turning the call back to our operator, I would like to say that we got an email request asking us to explain our position on stock buyback. And basically we would be open to doing a stock buyback if the stock price got closer to tangible book. We have a strong capital level. We'd just prefer to use that capital for loan growth, for dividends, for M&A activity. And so at this point, we don't see ourselves doing a stock buyback at the current price.

And with that, Denise, I'll hand it back to you.

Questions and Answers

Operator: Thank you. We will now begin the question and answer session. (Operator instructions)

Scott Siefers, Sandler O'Neill & Partners

Scott Siefers: Morning, guys. Was hoping you could address the kind of unusual credits, specifically the one that caused the higher provision, and also the 90 days past due and criticized. I guess what I'm curious about is if there are any common threads to them, and if you could just provide as much background as you can.

Were these legacy Peoples credits, or were they acquired credits? And then maybe any geography commonalities or business lines? In other words, any additional color you can give on the -- specifically the one big credit and the other ones that you referred to in the release as well.

Chuck Sulerzyski: Okay, I'm a little limited with what I can say on the one big credit. It's an active situation. There are negotiations going on. I do believe that it will be fully resolved in the month of November.

And as indicated in the past, it's a collection of different businesses related to coal. The business is not dependent on the price of coal. It does a combination of shipping and washing and has long-standing contracts. But beyond that, I'm limited to what I can say given that the situation is evolving. That is a legacy Peoples Bank credit.

The four credits that got downgraded in the quarter are also legacy Peoples Bank credits. I think the chance of loss on those four credits is very, very slight. I think you asked what they are in. And it's basically, two of them are related to each other and it's a nursing home business. And the other two, there's real estate involved in the transactions. One, I believe, could be resolved. I think there's a good chance that one will be resolved in the fourth quarter.

With respect to the delinquencies, they are a couple of credits that are affecting that. Those two credits are not from the legacy, but from the acquisition. One, we are expecting a full payoff tomorrow. So that should heal itself. And I believe the other one is already taken care of. So the delinquency issues are pretty much gone at this point in time.

Scott Siefers: Okay, perfect. Thank you. And then so on the large credit that's going to be resolved, we've pretty much experienced all of the financial implications through the income statement, right? In other words, this quarter's reserve build, that should take care of 100% of any additional charges. Is that right?

Chuck Sulerzyski: I sure hope so, but I can't say that with absolute certainty. We certainly -- given everything that we know, we think we have handled this appropriately. Obviously, E&Y thinks we've handled it appropriately. But there are scenarios that could make it worse.

Scott Siefers: Okay. All right. And then -- thank you for the color. Let's see, switching gears, maybe Ed, on the guidance for $26.5 million in expenses next quarter, are there any expectations for additional one-time costs in the fourth quarter? In other words, what we might consider a core expense base, will that come in below the $26.5 million? I only ask because $26.5 million implies a little bit of an increase actually from sort of the core rate in the third quarter.

Ed Sloane: Right. Yes, there's some expectation we'll have some fairly small amounts of non-core type items, acquisition costs and so forth. But if you strip out and just look at the acquisition cost for the fourth quarter -- and Chuck mentioned this earlier -- we used a fairly conservative estimate at $26.5 million. Our expectation is that it will be below that.

Scott Siefers: Okay. Okay, and then where overall do you see the revenue growth coming from in the fourth quarter? I know you alluded to loan growth driving the bulk of it. But it sounds like as we move forward, there's going to be a little margin pressure, which presumably would eat a little into NII growth. And then it seems that the fee outlook also is more pressured than has been the case the last couple years.

So as we look, I guess, specifically into the fourth quarter, what would allow you to generate meaningful revenue growth sequentially such that the 65% number is an achievable target?

Ed Sloane: Right. I would have to say that there's not many levers for banks to pull these days in terms of revenue growth barring an increase in interest rates. So getting that out on the table first, it really does come down to loan growth. And we've estimated 6% to 8% in 2016, continued strong growth in fourth quarter of this year. That will be the biggest driver.

The other thing that you've got to keep in mind is that there will be pressure on margin next year as a result of a lower accretion income. So the total margin will certainly be impacted by that by, I’d say, a couple basis points. So you take those things away from it, it's really a matter of managing the balance sheet from there.

We did allude to the fact that we could see some additional shift from the investment portfolio and the loan portfolio. That is a help. Continue to see strong growth in our non-interest-bearing DDA up to 28% of our total deposit base. That becomes a bit of a driver as well.

So I think in terms of net interest income, the core margins should be relatively stable. But you do have this layer of accretion income that sits on top of that that we've been very careful to make sure that we carve that out. So I do agree with you overall, Scott. I think there will be some margin pressure next year, albeit a bit -- I think it's slight. It should be relatively small.

Scott Siefers: Okay, all right. Perfect, thank you. And then maybe just one final one. If I can jump back to the credit that necessitated the specific reserve this quarter. I think that's the same one we alluded to in the second quarter. And I think at the time, my impression was that it was fully reserved for. Was there anything that changed during the third quarter that then required the bigger provision here in the 3Q?

Chuck Sulerzyski : Anything that changed? Anything that changed. You know, it's a situation that has different buyers negotiating, and it just reflects a change in values that we're seeing, I guess is the safest thing for me to say.

Scott Siefers: Okay. All right. That sounds good. Thank you guys very much.

Operator: Kevin Fitzsimmons, Hovde Group.

Kevin Fitzsimmons: Hey, guys. Good morning. Could you -- just the fact -- I know what you're attributing the sharp increase in the provision this quarter to, and you said once this gets resolved, you'll return to a normalized provision.

Can you give us a little color on how you look at and define a normalized provision, especially in context with this quarter, we saw increases in criticized and delinquencies and the non-performers mainly due to that one loan. But it seems like on several categories, we're seeing at a minimum some gradual pace of deterioration. So just wondering how that's going to affect or impact your definition of a normalized provision. Thanks.

Chuck Sulerzyski: Yes, I mean, I certainly see the same data points that you see and would come to the same conclusion looking at the same data points. I guess what I get a comfort level from is that the delinquencies are basically going to be gone by the end of this month. The four credits that got downgraded, I think the chances of loss -- the combined chances of loss on the four of them is not a -- maybe a seven-figure item, but I don't think we're going to lose a penny on any of that.

And if you look at the last four years, and what we've done in terms of the credit performance, we've [really] had top-quartile performance. We obviously have a loan review process that looks at what we do with a great deal of diligence. There's nothing that has fundamentally changed in our portfolio. There is nothing that has fundamentally changed in our underwriting. There is nothing that's really changed in our disciplines that have gotten us here. So that's why I have the comfort that I have. But I think your question is certainly fair given the data points that lined up at the end of the quarter.

Ed Sloane: Yes, and Kevin, this is Ed. Just to add to that a little bit, we made the comment in some of our prepared comments that this is the first time in several years that we've actually seen a significant provision for loan losses.

For this year, year to date on an annualized basis, we're at 9 basis points in terms of net charge-offs to average loans. That's a pretty good indication and a pretty good track record for our Company.

So even when you look at it in terms of the guidance that we provided for 2016 and 15 to 25 basis points in net charge-offs, it's even hard to get to that as a normalized level based on our track record. And in addition to that, we've had significant loan growth over the last couple years, and still been able to, in particular in the consumer area, still been able to really keep the net charge-off rate down.

Going forward into 2016 as loan growth continues to build, we would expect some provisioning as a result of that. And then also keep in mind if you go back, that we had some sizable recoveries in that time period. Those are going to start to diminish in 2016.

So when you try and look at the gap between the 9 basis points that I mentioned so far this year and the 15 to 25 basis points that we're looking at for next year, that considers the fact that loan growth is going to drive some provisioning and that the recoveries are going to start to diminish for the Company.

Kevin Fitzsimmons: Got it. Thank you. That's helpful. Just one quick follow up on the subject of buybacks that you discussed a few minutes ago. I hear you that from an economic standpoint it makes more sense closer to tangible book, but isn't there -- there's a counter argument that, why not use them to prevent you from getting closer to tangible book, to help your stock? And your stock's down today on the heels of earnings. And if you did feel that your stock was really cheap, that would go a long way toward making that statement.

But I also understand there are other uses you want to utilize the capital for. I understand that it was only last year that you did a common raise. So there are other counterpoints to it. But just that point of really trying to slow down the hit to the stock, and if you did really feel it's cheap, how do you feel about that? Thanks.

Ed Sloane: Sure. I think you hit on a lot of the key points that we struggle with in making that decision and where is that target, where's the most optimum target to do a stock buyback? As we've evaluated and looked at it economically, our view is that as it moves closer to tangible book value, not exactly sure what that multiple is to tangible book, then it becomes a more meaningful strategy for us.

Today, and where the stock price sits today, it's not the best economic case that you can make for it. And we view it very similar to how we would look at an acquisition. You know, there's a dilution component to it, and a tangible book value. And there's an earn-back component to that as well. And not a whole lot different than the way we look at an acquisition.

The difference between a stock buyback and an acquisition, in an acquisition, there's long-term benefit and value associated with it. Not the case with a stock buyback. So from our standpoint, it's not a clear, easy decision to make. But it is something that we evaluate and are looking at very closely moving forward.

Kevin Fitzsimmons: Okay. Thanks, guys.

Operator: Daniel Cardenas, Raymond James.

Daniel Cardenas: Good morning, guys. So just going back to the one large credit, I mean, do you have any other exposure, similar credits on your books right now? And if you do, have you taken a look at those credits to see if there's any weakness in them?

Chuck Sulerzyski: Total exposure in related business is less than $2 million. And the cash situation of that company is in excess of the amount borrowed. So there's really no other issue. But yes, we have looked. There isn't much, and that that there is is good.

Daniel Cardenas: And then as I look at the movement in the loan portfolio this quarter, maybe a little bit of color as to the decrease in the CRE, in the legacy portfolio and the CRE balances. What were the drivers there?

Chuck Sulerzyski: You know, we've been remixing our CRE portfolio now for a couple of years. If you go back over four years ago, we had a lot of small B&C developers. We've kind of moved more upstream, more A names. As we've done the acquisitions, we acquired some real estate pieces that may not be consistent with our new definition of what it is that we are looking for.

I would say in general, we're very excited about what's happening in our real estate portfolio. It continues to strengthen. You're always going to have the challenge with construction loans and projects and projects going to the permanent market. But we're very optimistic in terms of what we've already done and what the impact will be in terms of 2016 growth. So we feel pretty good there.

Daniel Cardenas: Okay. And then with the NB&T portfolio, it looks like you were down about $14 million on the sequential-quarter basis. Do you expect to see some continued contraction in that portfolio? And what's the overall outlook for the Dayton/Cincinnati marketplace for you guys right now?

Chuck Sulerzyski: I think we're pretty optimistic. I think you'll see the fourth quarter turn in that market. We're closing a loan as we speak in that market that will have $10 to $12 million of outstandings. I think you'll see some more growth there.

I'm optimistic given the talent additions that we've made there that you'll see very meaningful growth. And also as you bring up NB&T, certainly it got out of the box a little slower than we would have liked. But what we're excited about to see was improving financials every month in the quarter.

And I have a lot of optimism that that will be helping us much more in 2016 than it did in 2015. And while we may be a hair behind some of our initial projections, I think 21 months out from the announcement of that deal, I think the balance sheet will be on or above where we had it.

Daniel Cardenas: Okay, good, good. And then just one last question here before I step back. In terms of the tax rate for 2016, how should we be thinking about that ratio?

Ed Sloane: A lot of it's dependent on pre-tax income. I don't think we provided that. We indicated 29% to 30%, I believe, for the fourth quarter. I would just -- I’d venture to say it's probably going to be in the -- somewhere between 30% and 32% would be our expectation around that.

Daniel Cardenas: Okay. Thanks, guys.

Operator: (Operator instructions)

Scott Beury, Boenning & Scattergood.

Scott Beury: Hey, guys. Good morning. I was just curious if you could provide any color in terms of the accretion income on the margin. What the balance is left in that line item so we can think about, going forward, when eventually that's going to be fully run off?

Ed Sloane: Yes, don't have that level of detail with me. But as I indicated, Scott, our view for next year is that as, in particular, as the loan portfolios continue to decline from the acquired, we'll continue to see that drop off. To date, the accretion income and loan portfolio has pretty much [run] as we have expected. The cash flows and the activity within those portfolios has been very reasonable.

So we would just expect to see that diminish over time. And this would have been the first year, 2015, the first year with recognizing a lot of those acquisitions. And then that'll trail off a little bit next year and so on down the line. So that's about all I can say to you on it. And the impact for next year probably in the 2 to 3 basis point range on the margin.

Scott Beury: Okay. Thanks, that was helpful. Just one other question. Looking at the non-interest expense line, it looks like you did a really good job controlling expenses this quarter. And FTEs were down, I think, by 10 linked quarter. And I was just kind of trying to -- wondering how you're thinking about what other room there is to drive down the expenses, and if there's plans to kind of decrease the FTE count further?

Chuck Sulerzyski: Well, thank you for the commentary. I’d also point out that we acquired the insurance agency that came with five people in the quarter. So we have been working on the FTE. We obviously either got to grow revenue or cut expenses. So we are looking at a variety of different efficiency measures that we can do. Some of it includes FTE.

We're making some investments in technology in our branch network that will allow us to further cut heads during the course of 2016. So we believe there is some room there. And are trying to manage it tightly. But I've been excited about the efforts of people across the Company to really drive that number down. And I think we can still make some progress.

Scott Beury: Okay. That's all I had. Thank you.

Operator: Michael Perito, KBW.

Michael Perito: Good morning. Just a quick question. I apologize if I missed this. I had a phone difficulty over here. Got on the call a bit late. But just, what's the total size of the credit that drove the $5.8 million provision? What was the total size of that credit that you guys had on balance sheet?

Chuck Sulerzyski: The total credit is $16.3 million.

Michael Perito: And I guess, is that a larger credit? I mean, can you help me frame how many of these size, this type of credit you guys have on the balance sheet currently? And if there's larger? Would this be one of the larger ones?

Chuck Sulerzyski: It would be a very large credit for us. We have a legal lending limit of about $42 million. We have a house limit of about $20 million. I believe at this point in time, we may have one relationship above the $20 million house limit. And between $10 million and $20 million, we have about 15 relationships in total.

Michael Perito: Okay, thanks. And then just another unrelated credit question. But looking at the charge-off data you guys provided in the release, it looks like the overdraft charge-offs were up, and they were about 20% of -- it was about a couple hundred thousand dollars. Was that related to any of these credits that you guys moved? And I guess, what drove that jump?

Chuck Sulerzyski: That would not be related to any of those credits. It would be a consumer-related item. And I honestly don't know off the top of my head what the answer is to that.

Michael Perito: Okay. And then, just one last one on kind of the whole buyback and capital type question. And you know, if I'm trying to think about how you guys are thinking about maximizing shareholder value going forward, I mean, you bought NB&T. It was about 1.6 times tangible book. North Akron was about 1.4. Your stock today is trading under 1.4. I appreciate the comments that there's obviously upside when you do a deal. But there's also downside. There's risks.

And I think part of what we've seen is that the revenue picture in NB&T hasn't really reached the levels that you guys thought it would initially. So I'm just trying to, I guess, understand how you guys -- the tradeoff between the lower risk buying your own stock at a cheaper price than what seems to be the market price for deals versus adding more risk at higher prices via additional M&A, and how you guys think about that tradeoff.

Chuck Sulerzyski: Well, I certainly appreciate the point of view. And it's a discussion that's been active among the management team and among the Board. And I'm sure it is a discussion that will continue to remain active.

I guess I would summarize it by, we would enter into a buyback much closer to tangible book than where we are now. And I think we'll continue to have that dialog. We will continue to have that debate. But I don't want to give anybody the impression that it is not a possibility. I would just say at this point in time where the stock is, we don't think that it's something we're going to do right now.

Michael Perito: So I mean, is it fair to say that in terms of capital priorities, it sounds like organic growth and dividends are one and two still, but is additional M&A a higher priority than buybacks currently today?

Chuck Sulerzyski: If we could do M&A in the insurance and the investment arena and get the fee income to that 35% to 40%, I don't see us doing a large bank any time soon. You know, if we could find a small bank that complemented our market, we would look at it. When I say a small bank, a sub-$200 million bank, we would certainly look at it.

Michael Perito: Okay, thank you.

Operator: [Erick Grublett].

Unidentified Participant: Yes, hi. Good morning. I just had a couple things for you. The one is, those four credits that you mentioned that were downgraded, can you just tell me, were those -- you said that those were legacy credit of the bank. But what was the [tenure] of those credits in terms of, how long have they been on the books? Are they fairly recent loans? Are they loans that have been on for like 5 or 10 years, or at least from a relationship standpoint? Can you give a little color on that?

And then the second question is, could you just go over what you said about the expected payoffs on two of those credits? I was a little bit confused whether those are nursing home ones or the other commercial real estate-related ones.

Chuck Sulerzyski: I didn't say payoffs. I said that they would improve.

Unidentified Participant^ Oh, okay. Sorry, I misunderstood you.

Chuck Sulerzyski: The 90-day delinquencies, I talked about one of them paying off. But I think that these four credits in question have -- will hopefully be with us for a long time. The four credits -- I got here in April of 2011, and two of the relationships representing three of the credits were here prior to my arrival. One of them is new, relatively new, and is a little over two years old.

Again though, I just want to reiterate, I do not expect any loss with any of these. And this business is going through normal up and downs that businesses go through. I expect one of them, one of the larger of the four, to be back on track in the very near future.

Unidentified Participant: Okay, thanks. Thanks very much for that color. That was helpful, Chuck.

Chuck Sulerzyski: Okay, yes. Sorry, I thought I lost you there for a minute.

Unidentified Participant: No, no, no. I got disconnected. I don't know if anybody else is having a problem, but I got disconnected twice when I was waiting to get into the Q&A queue. So I don't know if that's what the problem was, but no, I'm still here. Thanks again.

Chuck Sulerzyski: Okay, good. Good. Thank you.

Operator: Daniel Cardenas, Raymond James.

Daniel Cardenas: Hey guys. Just as it relates to those 15 or so relationships that are $10 million to $20 million in size, how are those performing? And is there any industry concentration in that group?

Chuck Sulerzyski: All the other ones are obviously performing. Are there industry concentrations within that group? I would say that they are representative of our assets in general. So I don't think that there's anything out of the norm.

We obviously have a big real estate portfolio, construction portfolio, and some of them are construction projects. But a lot of them are long-standing customers that have lived with us through the last downturn and will live with us through the next downturn. So I feel pretty good about the list.

Daniel Cardenas: Okay, great. Thanks, guys.

Operator: Michael Perito, KBW.

Michael Perito: Hey, guys. Quick follow up. Thanks for taking it. One the insurance side, you guys made the comment for a couple quarters here that it's a bit softer and the revenues have kind of followed that commentary. I was wondering if you could maybe tell us what the profitability of the insurance business is? I mean, is that a business that's making money right now? Or is it breakeven? Or has the softness in the revenue picture kind of put it under? Any color there would be helpful.

Chuck Sulerzyski: Yes. No, I like the insurance business. In fact, there are many days I'm liking the insurance business even in this time more than I'm liking the banking business. We drop about 36%, 37% direct to the bottom line on that business. And while revenues are not growing, the business is doing an excellent job of managing expenses. So actually, earnings are increasing. Just revenues are not increasing.

We have an interest in growing and expanding that business. I would say the insurance business, I'm very happy with the results that they are putting out in this difficult time. Also, we feel great about the investment business. Our investment business this year has got double-digit revenue growth. And I think it's poised to do that or close to it again in 2016.

So the fee income businesses are really going strong. While fees have been a challenge to us, it's because of the consumer fees and change in behavior and how consumers are using checking accounts and overdrafts. But our insurance business, our investment business are pretty sweet.

Michael Perito: All right. Thanks for the color.

Operator: And at this time, there are no further questions. Sir, would you like to make any further closing remarks?

Chuck Sulerzyski: Yes. I am supposed to do that, and I'm fumbling for the page. I want to thank everybody for participating. Please remember that our earnings release and the webcast of this call will be archived on peoplesbancorp.com under investor relationship section. Thank you for your time, and have a good day.

Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect your lines.